Exhibit 3.1
ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
EVER-GLORY INTERNATIONAL GROUP, INC.

Pursuant to Sections 607.1003 and 607.1006 of the Business Corporation Act of the State of Florida, the undersigned Chief Executive Officer of Ever-Glory International, Inc. (the "Corporation"), a corporation organized and existing under the laws of the State of Florida does hereby certify:

1.           The following amendment was adopted by the board of directors of the Corporation on November 7, 2007 without shareholder action, and shareholder action was not required.

2.           On the effective date of the filing of these Articles of Amendment, Article Six of the Articles of Incorporation is amended and restated as follows:

“Section 1.  October 3, 2007 Amendment.  On October 3, 2007, this Article Six was amended to include subsections (a) and (b) below.

(a)           The total number of shares of capital stock which the corporation has authority to issue is 505,000,000 shares of capital stock, 500,000,000 shares of common stock par value $0.0001 and 5,000,000 shares of preferred stock, the rights and preferences of which shall be determined solely by the members of the Board of Directors of the corporation.  The preferred stock may be created and issued from time to time in one or more series, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitation or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of preferred stock as adopted by the Board of Directors pursuant to the authority in this paragraph given.

(b)           Effective as of the date of filing of these Articles of Amendment, each share of Series A Convertible Preferred Stock of the Company, issued and outstanding as of October 2, 2007 (the “Series A Preferred Stock”), will be automatically converted into seven-thousand six hundred (7,600) fully paid and nonassessable shares of common stock, $.0001 par value per share (the “Conversion Stock”).  Each certificate that represented shares of Series A Preferred Stock shall, after the date of filing of these Articles of Amendment (the “Effective Date”), represent the number of shares of Conversion Stock into which the shares of Series A Preferred Stock represented by such certificate were reclassified and converted into hereby; provided, however, that each person holding of record a certificate or certificates that represented shares of Series A Preferred Stock shall receive, upon surrender of said certificate or certificates, a new certificate or certificates, as the case may be, evidencing and representing the number of shares of Conversion Stock to which such person is entitled pursuant to this Amendment.

Section 2.    Reverse Stock Split.  Upon the filing and effectiveness of this Articles of Amendment to the Articles of Incorporation of the Corporation becoming effective in accordance with the Florida Statutes of the State of Florida (the “Effective Date”), each ten (10) shares of common stock, par value $0.0001 per share (“Old Common Stock”), of the Corporation issued and outstanding immediately prior to the Effective Date shall be, without any action of the holder thereof, automatically reclassified as and converted into one (1) share of common stock, par value $0.001 per share (“New Common Stock”), of the Corporation.

Notwithstanding the immediately preceding paragraph, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock, and no certificates or scrip representing any such fractional shares shall be issued.  In lieu of such fraction of a share, any holder of such fractional share shall be entitled receive one whole share of the New Common Stock.

Each stock certificate that, immediately prior to the Effective Date, represented shares of Old Common Stock shall, from and after the Effective Date, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified.  A letter of transmittal will provide the means by which each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified.

As of the Effective Date, the total number of shares which the Corporation shall have authority to issue is 55,000,000 shares of capital stock, which shall be divided into 50,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, the rights and preferences of which shall be determined solely by the Board of Directors of the corporation.”

3.           The effective date of these Articles of Amendment shall be November 20, 2007.

4.           Except as modified herein, the Articles of Incorporation of the Corporation shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of this Corporation, has executed these Articles of Amendment to the Articles of Incorporation as of November 20, 2007.

EVER-GLORY INTERNATIONAL GROUP, INC.

By:	/s/ Kang Yi Hua
Kang Yi Hua, Chief Executive Officer